Exhibit 99

May 12, 2004

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC. 1701 WARWOOD AVENUE WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information Contact Charles K. Graham, President & CEO or Francie P. Reppy, Senior Vice President & CFO (304) 233-0060

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2004 EARNINGS

Wheeling, WV, May 12, 2004—First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Charles K. Graham, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the first quarter of 2004 was reported at $658,740 or $.43 per share, compared to $619,471 or $.40 per share reported for the same period a year earlier. The increase in earnings during the first quarter of 2004 compared to 2003 was primarily attributed to increased net interest income, noninterest income, and the decrease in the provision for loan losses, partially offset by increased operating expenses. Net interest income increased $54,679 or 2.5% over the same period in 2003. Net interest income increased primarily due to the decrease in the interest rates paid on interest bearing liabilities. Noninterest income increased $21,736 or 8.2% in the first quarter of 2004 as compared to 2003. The provision for loan losses decreased $60,000, from $90,000 in the first quarter of 2003 to $30,000 in the first quarter of 2004. Noninterest expenses increased $74,718 or 4.8% during the first quarter of 2004 as compared to 2003.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) March 31, 2004	December 31, 2003

AT PERIOD END
Total Assets	$284,597	$284,111
Total Deposits	240,395	241,947
Total Loans	151,150	146,711
Total Investment Securities	114,858	119,245
Shareholders’ Equity	23,743	23,031
Shareholders’ Equity Per Share of Common Stock	15.53	15.07

(Unaudited, in thousands, except share and per share data)	March 31, 2004	March 31, 2003

FOR THE THREE MONTHS ENDED
Net income	659	619
Provision for Loan Losses	30	90
Earnings Per Share of Common Stock	.43	.40
Dividends Per Share of Common Stock	.19	.18
Return on Average Assets	.94%	.94%
Return on Average Equity	11.78%	11.76%

Average shares outstanding	1,528,443	1,538,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”